Exhibit 2.4

EXECUTION COPY

SHARE PURCHASE AND REGISTRATION RIGHTS AGREEMENT

This SHARE PURCHASE AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into and effective as of June 8, 2015, between QLT Inc., a corporation existing under the laws of the Province of British Columbia, Canada (the “Company”), and the several investors set forth on Schedule I hereto (each an “Investor” and collectively, the “Investors”).

WHEREAS, the Company and each Investor desire that Investor will purchase from the Company and the Company will issue and sell to each Investor, upon the terms and conditions set forth in this Agreement, the aggregate number of common shares, without par value, of the Company (“Common Shares”), set forth opposite each Investor’s name under the heading “Shares” on Schedule I hereto (in each case, the “Shares”);

WHEREAS, the purchase price paid by an Investor for each Share shall be the price set forth opposite such Investor’s name under the heading “Purchase Price Per Share” on Schedule I hereto; and

WHEREAS, each Investor will have registration rights with respect to the Shares pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Sale and Purchase of the Shares; Purchase Price.

1.1                               Sale and Purchase of Shares.  At the Investment Closing, the Company will sell to each Investor, and each Investor will purchase from the Company, upon the terms and subject to the conditions hereinafter set forth, the Shares for the aggregate purchase price set forth opposite each Investor’s name under the heading “Purchase Price” on Schedule I hereto (the “Purchase Price”).  In the event the Aralez Subscription Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Purchase Price shall be subject to modification by agreement of the parties to appropriately reflect any cash retained by the Company that otherwise would have been expended by the Company pursuant to the Aralez Subscription Agreement.

1.2                               Payment of Purchase Price.  At the Investment Closing, each Investor shall pay the Purchase Price to the Company by wire transfer of immediately available funds into an account designated in writing by the Company not less than two Business Days prior to the Investment Closing Date.

1.3                               Delivery of Shares.  At the Investment Closing, the Company will instruct its transfer agent (the “Transfer Agent”) to deliver the respective Shares to each Investor in book-entry or certificate form, registered in the name of the respective Investor.

2.                                      Investment Closing; Closing Deliverables.

2.1                               Investment Closing.  Subject to the satisfaction or waiver of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Investment Closing, but subject to the satisfaction or waiver of those conditions at such time), the consummation of the sale and purchase of the Shares provided for in Section 1.1 hereof (the “Investment Closing”) shall take place at the offices of the Company located at 887 Great Northern Way, Suite 250, Vancouver, BC V5T 4T5, Canada (or at such other place as the parties may designate in writing) at 10:00 a.m. (pacific time) on a date to be specified by the parties (the “Investment Closing Date”), which date shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Investment Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto.

2.2                               Company Deliverables.  At the Investment Closing, subject to the terms and conditions hereof, the Company shall deliver, or cause to be delivered, to each Investor:

(a)                                 the Shares as set forth in Section 1.3 hereof, which Shares shall be free and clear of any liens (other than restrictions on transfer imposed by U.S. federal and state securities laws and Canadian Securities Laws);

(b)                                 a cross-receipt, executed by the Company and delivered to each Investor certifying that it has received the Purchase Price from such Investor as of the Investment Closing Date;

(c)                                  copies of resolutions, certified by an authorized signatory of the Company, as to the authorization by the Company of this Agreement and all of the transactions contemplated hereby; and

(d)                                 a certificate in form and substance reasonably satisfactory to such Investor, dated the Investment Closing Date and signed by an authorized signatory of the Company, stating that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied and/or complied with by the Company.

2.3                               Investor Deliverables.  At the Investment Closing, subject to the terms and conditions hereof, each Investor will deliver, or cause to be delivered, to the Company:

(a)                                 payment to the Company of the Purchase Price by wire transfer of immediately available funds to an account designated by the Company in writing at least two Business Days prior to the Investment Closing Date;

(b)                                 a cross-receipt executed by such Investor and delivered to the Company certifying that it has received the Shares as of the Investment Closing Date; and

(c)                                  a certificate in form and substance reasonably satisfactory to the Company, dated the Investment Closing Date and signed by an authorized signatory of such Investor, stating that the conditions in Sections 6.3(a) and 6.3(b) hereof have been satisfied and/or complied with by such Investor.

3.                                      Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to, and covenants with each Investor, as follows:

3.1                               Corporate Existence; Authority.

(a)                                 The Company is a corporation validly existing and in good standing under the Laws of the jurisdiction of its organization.  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b)                                 The Company has the corporate power and authority to enter into, execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and validly approved by the board of directors (the “Board”) of the Company.  No other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the Investors) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity).

3.2                               Valid Issuance.  The Shares to be issued pursuant to this Agreement will be duly authorized and validly issued and, at the Investment Closing, all such Shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and will be free and clear of all liens (other than restrictions on transfer imposed by U.S. federal and state securities laws and Canadian Securities Laws).

3.3                               Conflicts; Consents and Approvals.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will:

(a)                                 conflict with, or result in a breach of, any provision of the organizational documents of the Company;

(b)                                 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any liens upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party;

(c)                                  violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or

(d)                                 require any action or consent or approval of, or review by, or registration or filing by the Company or any of its Affiliates with, any third party or any Governmental Authority, other than registrations or other actions required under U.S. federal and state securities Laws and the Canadian Securities Laws as are contemplated by this Agreement.

3.4                               SEC Filings.  The Company has timely filed or received the appropriate extension of time within which to file with the U.S. Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2012 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”).  The Company SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The financial statements of the Company included in the Company SEC Documents at the time filed complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto, auditor’s report thereon or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments and subject to restatements filed with the Commission prior to the date of this Agreement) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.  No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group or required to file any form, report or other document with the Commission, NASDAQ, the TSX, any other stock exchange or comparable Governmental Authority.

3.5                               Absence of Certain Changes.  Since March 31, 2015 through the date of this Agreement, there have been no Events that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

4.                                      Representations, Warranties and Covenants of Investor.  Each Investor severally for itself, and not jointly with the other Investors, represents and warrants to, and covenants with the Company, as follows:

4.1                               Due Authorization; Organization.  Investor has all requisite power, authority and capacity to execute, deliver and perform its obligations under this Agreement, and has taken all necessary corporate, company, partnership or individual action as the case may be to enter and perform this Agreement.  This Agreement has been duly authorized and validly executed and delivered by Investor and (assuming the due authorization, execution and delivery by the Company) constitutes a legal, valid and binding agreement of Investor enforceable against Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to general principles of equity.

4.2                               Conflicts; Consents and Approvals.  Neither the execution and delivery of this Agreement by Investor nor the consummation of the transactions contemplated by this Agreement will:

(a)                                 conflict with, or result in a breach of, any provision of the organizational documents of Investor;

(b)                                 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any liens upon any of the properties or assets of Investor or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Investor or any of its Subsidiaries is a party;

(c)                                  violate any Laws applicable to Investor or any of its Subsidiaries or any of their respective properties or assets; or

(d)                                 require any action or consent or approval of, or review by, or registration or filing by Investor or any of its Affiliates with, any third party or any Governmental Authority, other than registrations or other actions required under U.S. federal and state securities Laws and the Canadian Securities Laws as are contemplated by this Agreement.

4.3                               Private Placement.  Investor represents and warrants to, and covenants with, the Company that Investor is acquiring the Shares as a principal for its own account and not for the benefit of any other person (or is deemed under the Canadian Securities Laws to be acquiring the Shares as a principal) and for investment only and with no present intention of distributing any of the Shares in violation of the applicable securities laws, or any arrangement or understanding with any other persons regarding the distribution of the Shares.  Investor has been advised and understands that (a) no prospectus qualifying the Shares has been filed under Canadian Securities Laws; (b) the Shares have not been registered under the Securities Act or under the “blue sky” or similar laws of any jurisdiction; (c) the Shares may only be resold pursuant to Canadian Securities Laws if the applicable “hold period” has expired, or the Shares are qualified pursuant to a prospectus, or an exemption from the prospectus requirements is available under Canadian Securities Laws; (d) the Shares may only be resold pursuant to the Securities Act if registered pursuant to the provisions of the Securities Act and such other laws, if applicable, or, subject to the terms and conditions of this Agreement, if an exemption from registration is available.  Investor has been advised and understands that the Company, in issuing the Shares, is relying upon, among other things, the representations and warranties of Investor herein in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act and the prospectus requirements under Canadian Securities Laws.

4.4                               Certain Trading Activities.   Neither Investor nor any of its affiliates has directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with such Investor, engaged in any purchase or sale of Common Shares (including, without limitation, any Short Sales (as defined below) involving the Company’s securities) since the date that such Investor became aware of the transactions contemplated hereby.  For the purposes of this Section 4.4, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO adopted under the Exchange Act and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales and other transaction through non-US broker-dealers or foreign regulated brokers having the effect of hedging the securities of the Company or the investment contemplated under this Agreement.  Such Investor covenants that neither it, nor any person acting on its behalf or pursuant to any understanding with it, will engage in any transaction in the securities of the Company (including short sales) prior to the filing of a Current Report on Form 8-K, Annual Report on Form 10-K, press release, or other applicable Exchange Act report reporting this transaction.

4.5                               No Advice.  Investor understands that nothing in this Agreement or any other materials presented to Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.  Each Investor acknowledges that it is not relying upon any person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company pursuant to this Agreement.  Each Investor agrees that none of the other Investors or their respective controlling persons, officers, directors, partners, agents or employees shall be liable to any other Investor for any action taken or omitted to be taken by any of them in connection with entering into, or complying with its respective obligations under, this Agreement, including without limitation purchasing the Shares.

4.6                               Accredited Investor.  Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and under Canadian Securities Laws and is able to bear the risk of its investment in the Shares.  Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares.  If Investor is an individual, it beneficially owns financial assets (as such term is defined in Canadian Securities Laws) having an aggregate realizable value that, before taxes but net of any related liabilities (as such term is defined in Canadian Securities Laws), exceeds CAD$5 million.  If Investor is not an individual, it was not created, and is not used, solely to purchase or hold the Shares.

4.7                               Limited Representations.  Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and its Subsidiaries which have been requested and materials relating to the offer and sale of the Shares, which have been requested by Investor.  Investor and its advisors, if any, have been afforded the opportunity to ask such questions of the Company as they deem appropriate for purposes of the investment contemplated hereby.  Investor acknowledges and agrees that the most recent disclosure of the Company’s results is for the three month period ended on, and the most recent disclosure of the Company’s financial condition is at, March 31, 2015, as reported on the Company’s quarterly report on Form 10-Q, filed with the Commission on April 30, 2015, and that, except as disclosed in the Commission documents, no information more recent than such date has been provided to Investor as to the Company’s results, operations, financial condition, business or prospects.  Investor understands that its purchase of the Shares involves a high degree of risk and that Investor may lose its entire investment in the Shares and that Investor can afford to do so without material adverse consequences to its financial condition.  Investor is not relying on any information provided by the Company and its Subsidiaries, except to the extent provided in Section 3 herein.  The Investor acknowledges and agrees that no person has made any written or oral representations:

(a)                                 that any person will resell or repurchase any of the Shares;

(b)                                 that any person will refund the purchase price of any of the Shares; or

(c)                                  as to the future price or value of any of the Shares.

4.8                               No Recommendation.  Investor understands that no Canadian or U.S. federal, state or provincial agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of an investment in the Shares nor have such authorities passed upon or endorsed the merits thereof.

4.9                               Restrictive Legend.  The Company shall issue the certificates for the Shares to Investor with the legends as described in Section 7 below.  Investor covenants that, in connection with any transfer of any Shares pursuant to the Canadian Prospectus or registration statement contemplated by Section 5 hereof, as applicable, including the prospectuses contained therein, Investor will comply with the applicable prospectus delivery requirements of the Securities Act or the Canadian Securities Laws, as the case may be, provided that copies of a current prospectus relating to such effective registration statement are available to Investor.

4.10                        Residence.  Investor is a resident or organized under the laws of the jurisdiction set forth under the Investor’s name on Schedule I hereto.

4.11                        Beneficial Ownership.  The Investor owns directly or indirectly, or exercises control or direction over, the number of Common Shares set forth opposite the Investor’s name on Schedule I hereto.  Other than such Common Shares, the Investor does not own directly or indirectly, or exercises control or direction over any securities of the Company or have any other right to acquire shares of the Company.

4.12                        No Market.  Investor understands that the Shares are restricted securities and that the Shares must be held indefinitely unless and until the resale of such Shares is registered under the Securities Act or subject to the terms and conditions of this Agreement and the applicable securities laws, an exemption from registration is available.  Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.  The Investor further understands that, unless and until the Shares are qualified by a Canadian Prospectus, the Shares are subject to a four month “hold period” under Canadian Securities Laws and will bear a restrictive legend to this effect.

4.13                        No Commissions.  Investor has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by the Company or Investor relating to this Agreement or the transactions contemplated hereby.

4.14                        Transactional Exemption.  Investor understands that the Shares are being offered and sold in reliance on an exemption from the prospectus requirements of Canadian Securities Laws and an exemption from the registration requirements of U.S. federal and state securities laws and that: (a) the Investor is restricted from using most of the civil remedies available under the Canadian Securities Laws and that the Company is relieved from certain obligations that would otherwise apply under the Canadian Securities Laws, and (b) the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the applicability of such exemptions and the suitability of Investor to acquire the Shares.

4.15                        Investor Undertaking.  Investor covenants that it will not sell, transfer, assign, hypothecate or pledge in any way any of the Shares unless (a) the resale of the Shares has been registered for resale under the Securities Act and in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements of an available exemption from registration under the Securities Act and the rules and regulations promulgated thereunder; and (b) the applicable “hold period” under Canadian Securities Laws has expired, or the Shares are qualified pursuant to a prospectus, or an exemption from the prospectus requirements is available under Canadian Securities Laws.  Investor further agrees to indemnify the Company against any loss, cost or expenses, including reasonable expenses, incurred as a result of such legend removal on Investor’s behalf.

5.                                      Registration Rights.

5.1                               Certain Definitions

The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

The terms “qualify,” “qualified” and “qualification” shall refer to the qualification of the Shares effected by preparing and filing a Canadian Prospectus in compliance with Canadian Securities Laws.

“Canadian Commissions” shall mean the securities commissions or similar regulatory authorities in the Canadian Qualifying Provinces.

“Canadian Final Prospectus” shall mean the final prospectus of the Company and any amendments thereto, in respect of the qualification for resale of the Shares by the Investors.

“Canadian Preliminary Prospectus” shall mean the preliminary prospectus of the Company and any amendments thereto, in respect of the qualification for resale of the Shares by the Investors.

“Canadian Prospectus” shall mean, collectively, the Canadian Preliminary Prospectus and the Canadian Final Prospectus.

“Canadian Prospectus Expenses” shall mean all expenses to be incurred by the Company in connection with the qualification of the Shares for distribution pursuant to a Canadian Prospectus under this Agreement, including, without limitation, all filing fees, printing expenses, fees and disbursements of counsel for the Company, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

“Canadian Qualifying Provinces” means British Columbia and each of the other provinces and/or territories in Canada in which an Investor is resident.

“Registrable Securities” shall mean:  (i) the Shares and any Shares issued or issuable to each Investor (A) upon any distribution with respect to, any exchange for or any replacement of such Shares, or (B) upon any conversion, exercise or exchange of any securities issued in connection with any such distribution, exchange or replacement; (ii) securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event with respect to the foregoing; and (iii) any other security issued as a dividend or other distribution with respect to, in exchange for or in replacement of the securities referred to in the preceding clauses, except that any such Shares or other securities shall cease to be Registrable Securities when (D) they have been sold to the public or (E) they may be sold by such Investor without restriction pursuant to Rule 144.

“Registration Expenses” shall mean all expenses to be incurred by the Company in connection with each Investor’s registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, and blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

“Selling Expenses” shall mean all selling commissions and transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Investors.

5.2                               Registration Requirements.  The Company shall use its commercially reasonable efforts to effect the registration and qualification of the resale of the Registrable Securities (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and Canadian Securities Laws) as would permit or facilitate the resale of all the Registrable Securities in the manner (including manner of sale) in Canada and in all states reasonably requested by the Investors, provided that in no event shall the Company be required to register the resale of the Shares in an underwritten offering.  Such commercially reasonable efforts by the Company shall include, without limitation, the following:

(a)                                 The Company shall, as expeditiously as possible:

(i)                                     But in any event within 60 days of the Investment Closing, prepare and file (i) a registration statement with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the Securities Act provided that such other form shall be converted into a Form S-3 promptly after Form S-3 becomes available to the Company) covering resales by the Investors as selling stockholders (not underwriters) of the Shares (the “Registration Statement”); and (ii) the Canadian Preliminary Prospectus, and as soon as possible thereafter prepare and cause to be filed with the Canadian Commissions the Canadian Final Prospectus.  The Company shall use its commercially reasonable efforts to cause such Registration Statement and other filings to be declared effective and to obtain receipt for the Canadian Final Prospectus, in each case, as soon as possible following its filing.

(ii)                                  Without limiting the foregoing, the Company will promptly respond to all Commission and Canadian Commissions comments, inquiries and requests, and shall request acceleration of effectiveness of the Registration Statement and clearance of the Canadian Prospectus and the Canadian Final Prospectus at the earliest possible date.  The Company shall provide the Investors reasonable opportunity to review the portions of any such Registration Statement and Canadian Prospectus or amendment or supplement thereto containing disclosure regarding the Investors prior to filing.

(iii)                               Prepare and file with the Commission and Canadian Commissions such amendments and supplements to such Registration Statement, the prospectus used in connection with such Registration Statement and the Canadian Prospectus as may be necessary to comply with the provisions of the Securities Act and Canadian Securities Laws with respect to the disposition of all securities covered by such Registration Statement and such Canadian Prospectus and notify the Investors of the filing and effectiveness of such Registration Statement, Canadian Final Prospectus and any amendments or supplements.

(iv)                              Furnish or otherwise make available to each Investor copies of a current prospectus included in the Registration Statement conforming with the requirements of the Securities Act, copies of the Registration Statement, copies of the Canadian Final Prospectus any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Investor may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Investor.

(v)                                 Register and qualify the securities covered by the Registration Statement under the securities or “blue sky” laws of all domestic jurisdictions, to the extent required; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(vi)                              Notify each Investor immediately of the happening of any event (but not the substance or details of any such events) as a result of which the prospectus (including any supplements thereto or thereof) included in such Registration Statement or the Canadian Prospectus as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its commercially reasonable efforts to promptly update and/or correct such prospectus and Canadian Prospectus.

(vii)                           Notify each Investor immediately of the issuance by the Commission, any state securities commission or agency, or any Canadian Commission of any stop order suspending the effectiveness of the Registration Statement or Canadian Final Prospectus or the threat or initiation of any proceedings for that purpose.  The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

(viii)                        If required by the NASDAQ Global Select Market (the “Principal Market”) or the principal securities exchange and/or market on which the Common Shares are then listed, qualify the Registrable Securities covered by such Registration Statement for listing on the Principal Market or the principal securities exchange and/or market on which the Common Shares are then listed, including the preparation and filing of any required filings with such principal market or exchange.

(b)                                 The Company may suspend the use of any prospectus used in connection with the Registration Statement or the Canadian Prospectus only in the event, and for such period of time as, (i) such a suspension is required by the rules and regulations of the Commission or the Canadian Commissions or (ii) it is determined in good faith by the Board of the Company that because of valid business reasons (not including the avoidance of the Company’s obligations hereunder), it is in the best interests of the Company to suspend such use, and prior to suspending such use in accordance with this clause (b)(ii) the Company provides the Investors with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension.  The Company will use commercially reasonable efforts to cause such suspension to terminate at the earliest possible date.

(c)                                  The Company shall prepare and file with the Commission and the Canadian Commissions such amendments (including post-effective amendments) and supplements to the Canadian Prospectus, the Registration Statement and the prospectus used in connection with the Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement effective at all times during the Registration Period (as defined below), and, during such period, comply with the provisions of the Securities Act and Canadian Securities Laws with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement.  In the case of amendments and supplements to the Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 5.2(c)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into the Registration Statement, if applicable, or shall file such amendments or supplements with the Commission on the same day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement.

(d)                                 Each Investor agrees by its acquisition of the Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 5.2(a)(vi) or 5.2(a)(vii), and upon notice of any suspension under Section 5.2(b), such Investor will forthwith discontinue disposition of such Registrable Securities under the Canadian Final Prospectus and the Registration Statement until such Investor’s receipt of the copies of the supplemented prospectus and/or amendment to the Registration Statement and the Canadian Prospectus contemplated by this Section 5.2, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus or the Registration Statement and the Canadian Final Prospectus.  The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(e)                                  If requested by an Investor, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as an Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment, and (iii) as soon as practicable, supplement or make amendments to the Registration Statement and Canadian Final Prospectus if reasonably requested by an Investor holding any Registrable Securities.

5.3                               Expenses.  All Registration Expenses and Canadian Prospectus Expenses in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by the Company, and all Selling Expenses of an Investor shall be borne by such Investor.

5.4                               Registration on Form S-3.  The Company shall use its commercially reasonable efforts to remain qualified for registration on Form S-3 or any comparable or successor form or forms, or in the event that the Company is ineligible to use such form, such form as the Company is eligible to use under the Securities Act, provided that if such other form is used, the Company shall convert such other form to a Form S-3 promptly after the Company becomes so eligible, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as the Registration Statement covering the Registrable Securities has been declared effective by the Commission.

5.5                               Registration Period.  In the case of the registration and qualification effected by the Company pursuant to this Agreement, the Company shall keep such registration and qualification effective from the date on which the Registration Statement and the Canadian Final Prospectus initially became effective until the earlier of: (i) the date on which all the Investors have completed the sales or distribution described in the Registration Statement and the Canadian Final Prospectus relating to the Registrable Securities registered or qualified for resale thereunder; (ii) until such Registrable Securities may be sold by the Investors without restriction pursuant to Rule 144 (or any successor thereto) (provided that the Company’s transfer agent has accepted an instruction from the Company to such effect); or (iii) one year from the Investment

Closing Date (the “Registration Period”).  Thereafter, the Company shall be entitled to withdraw such Registration Statement and Canadian Final Prospectus and the Investors shall have no further right to offer or sell any of the Registrable Securities registered or qualified for resale thereon pursuant to the Canadian Prospectus and Registration Statement (or any prospectus relating thereto).

5.6                               Indemnification.

(a)                                 Company Indemnity.  The Company will indemnify and hold harmless each Investor, each of its officers, directors, agents and partners, and each person controlling each of the foregoing, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, or any violation by the Company of Canadian Securities Laws, the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Investor, each of its officers, directors, agents and partners, and each person controlling each of the foregoing, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to an Investor to the extent that any such claim, loss, damage, liability or expense arises out of or is based (i) on any untrue statement or omission based upon written information furnished to the Company by an Investor therefore, (ii) the failure of an Investor to deliver at or prior to the written confirmation of sale, the most recent prospectus, as amended or supplemented, or (iii) the failure of an Investor otherwise to comply with this Agreement.  The indemnity agreement contained in this Section 5.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

(b)                                 Investor Indemnity.  Each Investor will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, agents and partners, each person who controls the Company within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Investor (if any), and each of their officers, directors and partners, and each person controlling such other Investor(s) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make a statement therein not misleading in light of the circumstances under which they were made, and will reimburse the Company and such other

Investor(s) and their directors, officers and partners or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Canadian Prospectus, registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Investor and stated to be specifically for use therein, and provided that the maximum amount for which such Investor shall be liable under this indemnity shall not exceed the net proceeds received by such Investor from the sale of the Registrable Securities pursuant to the registration statement in question.  The indemnity agreement contained in this Section 5.6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Investor (which consent shall not be unreasonably withheld).

(c)                                  Procedure.  Each party entitled to indemnification under this Section 5.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.6 except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such non-privileged information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

5.7                               Contribution.

(a)                                 If the indemnification provided for in Section 5.6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and any Investor on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of such Investor in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of any Investor on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by such Investor.

(b)                                 In no event shall the obligation of any Indemnifying Party to contribute under this Section 5.7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Sections 5.6(a) or 5.6(b) hereof had been available under the circumstances.

(c)                                  The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 5.7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs.  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this section, no Investor shall be required to contribute any amount in excess of the amount by which the net proceeds received by such Investor from the sale of Registrable Securities pursuant to the registration statement in question.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.8                               Survival.  The indemnity and contribution agreements contained in Sections 5.6 and 5.7 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

5.9                               Information by Investors.  Each Investor shall promptly furnish to the Company such information regarding such Investor and the distribution and/or sale proposed by such Investor as the Company may from time to time reasonably request in writing in connection with any registration, filing qualification or compliance referred to in this Agreement, and the Company may exclude from such registration the Registrable Securities of any Investor who unreasonably fails to furnish such information within a reasonable time after receiving such request.  The intended method or methods of disposition and/or sale of such securities as so provided by such purchaser shall be included without alteration in the Canadian Prospectus and Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Investor.  Each Investor agrees that, other than ordinary course brokerage arrangements, in the event it enters into any arrangement with a broker dealer for the sale of any Registrable Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, such Investor shall promptly deliver to the Company in writing all applicable information required in order for the Company to be able to timely file a supplement to the Prospectus pursuant to Rule 424(b), or take any other action, under the Securities Act and Canadian Securities Laws, to the extent that such supplement or other action is legally required.  Such information shall include a description of (i) the name of such Investor and of the participating broker dealer(s), (ii) the number of Registrable Securities involved, (iii) the price at which such Registrable Securities were or are to be sold, and (iv) the commissions paid or to be paid or discounts or concessions allowed or to be allowed to such broker dealer(s), where applicable.

6.                                      Conditions to Investment Closing.

6.1                               Mutual Conditions.  The respective obligations of each Investor and the Company to consummate the purchase and issuance and sale of the Shares shall be subject to the satisfaction on or prior to the Investment Closing Date of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(b)                                 there shall not be pending any suit, action or proceeding by any Person seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(c)                                  No outstanding judgment, injunction, order or decree of a competent Governmental Authority shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that prohibits, enjoins or makes illegal the consummation of the transactions contemplated by this Agreement;

(d)                                 The closing of Isotope Merger shall have occurred or the Isotope Merger Agreement shall have been terminated in accordance with its terms; and

(e)                                  The Aralez Distribution shall have occurred or the Aralez Subscription Agreement shall have been terminated prior to the consummation of the transactions contemplated thereby.

6.2                               Investor’s Conditions.  The obligations of each Investor to consummate the purchase of the Shares shall be subject to the satisfaction on or prior to the Investment Closing Date of each of the following additional conditions (any or all of which may be waived by an Investor on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 the representations and warranties of the Company set forth in Section 3 qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Investment Closing as though made at and as of the Investment Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Investment Closing Date;

(c)                                  the Shares shall have been approved for listing on NASDAQ and TSX, subject to official notice of issuance; and

(d)                                 the Company shall have delivered, or caused to be delivered, to each Investor at the Investment Closing, the Company’s closing deliverables described in Section 2.2.

6.3                               Company Conditions.  The obligation of the Company to consummate the sale of the Shares to each Investor shall be subject to the satisfaction on or prior to the Investment Closing Date of each of the following conditions with respect to such Investor (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 the representations and warranties of such Investor set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Investment Closing as though made at and as of the Investment Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 such Investor shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by such Investor on or prior to the Investment Closing Date; and

(c)                                  such Investor shall have delivered, or caused to be delivered, to the Company at the Investment Closing such Investor’s closing deliverables described in Section 2.3.

7.                                      Stock Legend.

7.1                               Upon payment therefor as provided in this Agreement, the Company will issue the Shares in the name of each Investor.

As required by the Securities Act, any certificate representing Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND AFTER RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE

COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THAT THE PROSPECTUS DELIVERY REQUIREMENTS HAVE BEEN MET.

The Company agrees to issue the Shares without the legends set forth above at such time as the Investor thereof is (i) permitted to transfer such Shares without restriction pursuant to an available exemption from registration under the Securities Act, and upon such transfer after delivery to the Company of a customary representation satisfactory to the Company that such exemption has been met, or (ii) at such time the Shares have been registered for resale under the Securities Act, and upon such resale after delivery to the Company of a customary representation that the Investor has complied with the plan of distribution in the applicable prospectus contained in the Registration Statement and that the prospectus delivery requirements have been met, if any.

In addition, as required by Canadian Securities Laws, any certificate representing Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE WHICH IS FOUR MONTHS AND ONE DAY FROM THE INVESTMENT CLOSING DATE.]

The Company agrees to issue the Shares without the legend set forth above at such time as the Investor thereof is (i) permitted to transfer such Shares without restriction due to the expiration of the applicable restrictive period, or (ii) at such time the Shares have been qualified for resale under the Canadian Securities Laws.

8.                                      Lock-up Agreement. Each Investor shall not, directly or indirectly, Transfer any Shares for the period beginning on the Investment Closing Date and ending on the date that is forty-five (45) days from the Investment Closing Date.  Any transfer or attempted transfer of any of the Shares in violation of this Section 8 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transfer on the share register of the Company.

9.                                      Termination.

9.1                               Termination of Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

(a)                                 by the unanimous written consent of the Company and each Investor;

(b)                                 by the Company or any of the Investors (but only with respect to such terminating Investor’s rights and obligations hereunder) if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Governmental Authority enjoining the Company or such Investor from consummating the transactions contemplated by this Agreement shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the party seeking to terminate shall have used its commercially reasonable efforts to render inapplicable such Law or regulation or remove such judgment, injunction, order or decree; or

(c)                                  by the Company or any of the Investors (but only with respect to such terminating Investor’s rights and obligations hereunder) if the Closing shall not have occurred on or before April 30, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose material breach of any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the End Date.

9.2                               Procedure Upon Termination.  In the event of termination and abandonment by the Company or any Investor pursuant to Section 9.1, written notice thereof specifying the provision of this Agreement pursuant to which such termination is effected, shall forthwith be given to the other parties hereto, and, solely with respect to a termination by the Company and all of the Investors, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the parties hereto.

9.3                               Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 by the Company or all of the Investors, this Agreement, except for the provisions of this Section 9.3, and Sections 11 through 24, shall terminate and become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders with respect thereto.  Notwithstanding the foregoing, nothing in this Section 9.3 shall relieve any party to this Agreement of liability for intentional breach of any covenant or agreement set forth in this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

10.                               Survival of Representations, Warranties and Agreements.  Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and Investor herein shall survive the execution of this Agreement and the delivery to Investor of the Shares and the payment therefor for a period of one year from and after the Investment Closing.

11.                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 11 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 11; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address::

(a)                                 if to the Company, to:

QLT Inc.

887 Great Northern Way, Suite 250

Vancouver, B.C. V5T 4T5

Canada

Facsimile:                                                                 (604) 707-7001

Attention:                                                                 Geoffrey Cox, Interim Chief Executive Officer
Dori Assaly, Vice President, Legal Affairs

Email:                                                                                  gfcox@qltinc.com
dassaly@qltinc.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile:                 (212) 310-8340

Attention:                 Raymond O. Gietz

Email:                                  raymond.gietz@weil.com

(b)                                 if to Investor, at its address set forth under its name on Schedule I hereto, or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 11; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

12.                               Changes.  This Agreement may not be modified or amended by the Company or any Investor except pursuant to an instrument in writing signed by the Company and such Investor.

13.                               Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

14.                               Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

16.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to such subject matter are expressly cancelled.

17.                               Finders Fees.  Neither the Company nor Investor nor any affiliate thereof has incurred any obligation which will result in the obligation of the other party to pay any finder’s fee or commission in connection with this transaction.

18.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

19.                               Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and Investor.  Investor shall not assign any rights or obligations under this Agreement other than, solely with respect to any Shares transferred in accordance with this Agreement, including the legends described herein, to any permitted transferee of such Shares, provided, however, that no such assignment shall relieve Investor of its obligations under this Agreement.

20.                               Expenses.  Each of the Company and Investor shall bear its own expenses in connection with the preparation and negotiation of the Agreement.

21.                               Independent Legal and Investment Advice.  Each party acknowledges that Weil, Gotshal & Manges LLP, McCullough O’Connor Irwin LLP and Greenhill & Co., LLC are advisors to the Company and not any other party to this Agreement.  In addition, each party to this Agreement acknowledges having had the opportunity to obtain independent legal advice and independent investment advice in connection with the execution of this Agreement and the transactions contemplated hereby, prior to the execution of this Agreement, and further, each party to this Agreement represents to the other parties that it has either sought independent legal advice and independent investment advice or has waived its right to seek such advice.

22.                               Obligations of the Investors and the Company.  The obligations of the Investors are several and not joint and the breach by any Investor of its obligations hereunder shall not result in any liability being incurred by any one or more of the other Investors as a result of such breach.  The Company acknowledges and agrees that should one or more Investors not be ready, willing and able to purchase its respective Shares hereunder, any of the other Investors may purchase such Shares in lieu of the non-performing Investor.  The parties acknowledge that the failure by any one Investor to purchase its respective Shares hereunder shall not affect or modify the obligations of the Company or the other Investors to consummate the transactions contemplated hereby.

23.                               Pronouns.  All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

24.                               Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 24:

24.1                        “Aralez Distribution” means (i) the distribution of shares of capital stock of Aralez Pharmaceuticals Ltd. to holders of Common Shares pursuant to a special election distribution (allowing the Company’s shareholders to receive such securities or cash, subject to possible proration) or (ii) the distribution by the Company to holders of Common Shares on a pro rata basis of cash in an amount equal to the purchase price of such shares of capital stock of Aralez Pharmaceuticals Ltd.

24.2                        “Aralez Subscription Agreement” means that certain Share Subscription Agreement, dated as of the date hereof, by and between the Company, Aguono Limited (which will be re-registered and renamed Aralez Pharmaceuticals Ltd.), Tribute Pharmaceuticals Canada Inc., POZEN Inc. and the other co-investors identified on Schedule I thereto, as the same may be amended, modified or supplemented in accordance with the terms thereof.

24.3                        “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Vancouver, British Columbia, Canada or New York, New York are authorized or required by Law to close.

24.4                        “Canadian Securities Laws” means the applicable securities laws, regulations and rules, and the blanket rulings and policies and written interpretations of, and multilateral or national instruments of the securities commissions or regulatory authorities in Canada.

24.5                        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

24.6                        “Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral tribunal, mediator, administrative agency or commission or other governmental authority or regulatory body, agency, instrumentality or authority, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

24.7                        “Isotope Merger” means the merger contemplated by the Isotope Merger Agreement.

24.8                        “Isotope Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Purchaser, Merger Sub, and Insite Vision Incorporated, a Delaware corporation.

24.9                        “Law” means laws, statutes, ordinances, rules, regulations, legally binding policies or guidelines promulgated, or judgments, decrees, decisions or orders entered by any Governmental Authority.

24.10                 A “Material Adverse Effect” shall be deemed to occur if any event, change or effect (an “Event” ), individually or in the aggregate with other such Events, has occurred that has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole or prevent the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any Event directly or indirectly arising out of or attributable to:  (A) any decrease in the market price of the Common Shares (but any Event underlying such decrease may be taken into account in determining whether there has been a

Material Adverse Effect unless excluded by another clause of this definition); (B) changes in GAAP, applicable Law or accounting standards, or in any interpretation of GAAP, applicable Law or accounting standards; (C) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target publicly announced or provided to the Investors prior to the date of this Agreement, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the Investors prior to the date of this Agreement, but in each case any Event underlying such failure or change may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition; (D) any changes or developments in United States or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States or global financial or securities markets; or (F) any changes or developments resulting from the announcement of this Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors (provided that the exceptions in subclauses (B) and (D) shall not apply to the extent that the Company and its Subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate).

24.11                 “Merger Sub” means Isotope Acquisition Corp, a Delaware corporation.

24.12                 “Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

24.13                 “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

24.14                 “TSX” means the Toronto Stock Exchange.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QLT INC.

By:	/s/ Geoffrey Cox
	Name:	Geoffrey Cox
	Title:	Interim Chief Executive Officer

[Signature Page to QLT Share Purchase and Registration Rights Agreement]

BROADFIN HEALTHCARE MASTER FUND, LTD

By:	/s/ Jason Abrams
	Name:	Jason Abrams
	Title:	Authorized Signatory

[Signature Page to QLT Share Purchase and Registration Rights Agreement]

ECOR1 CAPITAL FUND, L.P.

By: EcoR1 Capital, LLC

By:	/s/ Oleg Nodelman
	Name:	Oleg Nodelman
	Title:	Managing Director

ECOR1 CAPITAL FUND QUALIFIED, L.P.

By:	EcoR1 Capital, LLC

By:	/s/ Oleg Nodelman
	Name:	Oleg Nodelman
	Title:	Managing Director

[Signature Page to QLT Share Purchase and Registration Rights Agreement]

JW PARTNERS, LP

By: JW GP, LLC, its General Partner

By:	/s/ Jason Wild
	Name:	Jason Wild
	Title:	Authorized Signatory

JW OPPORTUNITIES FUND, LLC

By: JW GP, LLC, its Manager

By:	/s/ Jason Wild
	Name:	Jason Wild
	Title:	Authorized Signatory

[Signature Page to QLT Share Purchase and Registration Rights Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Name and Address:	Number of Common Shares Currently Beneficially Owned	Shares	Purchase Price Per Share	Purchase Price
Broadfin Healthcare Master Fund, LTD	1,145,527	5,347,594	$1.87	$10,000,000
300 Park Avenue, 25th Floor, New York, NY 10005 Attn: Jason Abrams Fax: (212) 808-2464 Email: Jason@broadfincapital.com

JW Partners, LP	10,993	3,128,342	$1.87	$5,850,000

JW Opportunities Fund, LLC	0	882,353	$1.87	$1,650,000
515 Madison Ave, 14B New York, NY 10022 Attn: Jason Wild Fax: (212) 207-4674 Email: jwild@jwfunds.com

EcoR1 Capital Fund Qualified, L.P.	0	895,722	$1.87	$1,675,000

EcoR1 Capital Fund, L.P.	0	441,176	$1.87	$825,000
409 Illinois Street San Francisco, CA 94158 Attn: Oleg Nodelman Fax: (415) 952-9412 Email: oleg@ecor1cap.com

Total:		10,695,187		$20,000,000